Exhibit 99.1

NU LOGO

P. O. Box 270

Hartford, CT  06141-0270

107 Selden Street

Berlin, CT  06037

(860)-665-5000

www.nu.com

News Release

CONTACT:	Jeffrey R. Kotkin	Mary Jo Keating (media)
OFFICE:	(860) 665-5154	(860) 665-5181

NU REPORTS 2005 RESULTS, CITES PROGRESS IN EXECUTING STRATEGIC PLAN

Regulated Transmission, Distribution and Generation Businesses Performed Well in Fourth Quarter, Full Year 2005

Strong Progress in Build-Out of Regulated Assets, Divestiture of Competitive Businesses

2005 Consolidated Results Primarily Reflect Losses in Wholesale Marketing Business Being Divested

2006 Combined Earnings Guidance Reaffirmed for Regulated Businesses, Parent

BERLIN, Connecticut, February 15, 2006—Northeast Utilities (NU-NYSE) today released year-end 2005 results and reported on the progress made on its strategic plan to transform the company.  That plan focuses on the company’s regulated transmission, distribution and generation operations, while pursuing the exit from the company’s competitive energy businesses.  NU also reaffirmed its combined 2006 earnings guidance for its regulated subsidiaries and parent company.

“2005 was a year when critical decisions were made affecting our company,” said Charles W. Shivery, NU chairman, president and chief executive officer.  “We announced and began implementing our strategic plan and received siting authority to build several major transmission projects in southwest Connecticut.  In 2006, we will continue to divest our competitive businesses and invest more heavily in the construction of vital transmission infrastructure improvements in southwest Connecticut.  We believe this strategy, when successfully implemented, will result in compounded annual earnings per share growth of between 8 and 10 percent beginning in 2007.”

Shivery noted that two of NU’s major capital projects are on schedule for completion in 2006 and a third is due for completion in 2007.  The Connecticut Light and Power Company’s (CL&P) $350 million 345-kV transmission line between

Bethel and Norwalk, Connecticut is nearly 70 percent complete.  Public Service Company of New Hampshire’s (PSNH) Northern Wood Power Project, involving conversion of a 50-megawatt coal-fired unit in Portsmouth, New Hampshire to burn wood chips, is nearly 90 percent complete.  Both are due to be operational later this year.

Yankee Gas Service Company’s’ $108 million 1.2 bcf natural gas storage facility in Waterbury, Connecticut is about 44 percent complete with a target of a mid-2007 completion date.  Additionally, CL&P expects to begin construction of a 69-mile 345-kV transmission project between Middletown and Norwalk, Connecticut by mid-year 2006.  CL&P’s share of that project is expected to cost approximately $1.05 billion.  Shivery said the projects are critical to improving energy service reliability for customers.

Shivery noted that NU Enterprises, Inc. (NUEI), the holding company for NU’s competitive businesses, made significant progress in 2005 in completing the divestiture of its business operations.  All New England wholesale obligations were divested, almost half of its energy service companies were sold, and the process to sell its competitive generation and retail marketing businesses was initiated.

With respect to the retail marketing and generation businesses, Shivery said that, “We are encouraged by the progress and the feedback we have received from the market and expect to complete the divestiture of these operations this year.”

Earnings guidance

NU today reaffirmed its 2006 combined earnings guidance for its regulated businesses and parent company of between $1.09 per share and $1.22 per share.  That range incorporates the issuance of an additional 23 million NU shares completed on December 12, 2005.

Full-year and fourth-quarter 2005 results

NU’s regulated businesses earned $163.4 million in 2005, or $1.24 per share, compared with earnings of $155.6 million, or $1.21 per share, in 2004.  The 2005 results include earnings of $42.5 million, or $0.32 per share in NU’s electric transmission business, compared with earnings of $29.5 million, or $0.23 per share, in 2004.  NU’s electric and natural gas distribution businesses and regulated generation earned $120.9 million in 2005, or $0.92 per share, compared with earnings of $126.1 million, or $0.98 per share, in 2004.

In 2005, NU parent and other expenses, including write-downs, were $18.7 million, or $0.14 per share, compared with parent and other expenses, including write-downs, of $23.9 million, or $0.18 per share, in 2004.

NU’s competitive energy businesses, which the company is divesting, lost $398.2 million, or $3.03 per share, in 2005, primarily as a result of the marking to market and terminating wholesale electricity contracts, as well as various impairments and restructuring charges.  Those businesses lost $15.1 million, or $0.12 per share, in 2004.

Overall, NU lost $253.5 million in 2005, or $1.93 per share, compared with earnings of $116.6 million, or $0.91 per share, in 2004.

In the fourth quarter of 2005, NU’s regulated companies earned $49.1 million, or $0.36 per share, including one-time employee termination and benefit plan curtailment charges of $12.3 million after-tax, compared with earnings of $37.2 million, or $0.29 per share, in the same period of 2004.  Parent company and other expenses totaled $8.6 million, or $0.07 per share, including $3.8 million of write-downs in the fourth quarter of 2005, compared with parent company and other expenses of $9.2 million, or $0.07 per share, including $4.9 million of write-downs in 2004.  NU’s competitive businesses lost $54.1 million, or $0.39 per share, in the fourth quarter of 2005, compared with earnings of $5.1 million, or $0.04 per share, in the fourth quarter of 2004.  Overall, NU lost $13.6 million, or $0.10 per share, in the fourth quarter of 2005, compared with earnings of $33.1 million, or $0.26 per share, in the fourth quarter of 2004.

Regulated businesses

CL&P earned $89.3 million in 2005 and $27.0 million in the fourth quarter of 2005, after payment of preferred dividends, compared with earnings of $82.5 million in 2004 and $17.3 million in the fourth quarter of 2004.  The improved 2005 results, which include $8.5 million of after-tax termination costs and benefit plan curtailment charges, were due primarily to higher electric transmission business earnings resulting from increased investment in CL&P’s transmission system.

PSNH earned $41.7 million in 2005 and $12.0 million in the fourth quarter of 2005, compared with earnings of $46.6 million in 2004 and $10.6 million in the fourth quarter of 2004.  Lower 2005 full-year results were due primarily to higher operation and maintenance costs.

Western Massachusetts Electric Company (WMECO) earned $15.1 million in 2005 and $3.1 million in the fourth quarter of 2005, compared with earnings of $12.4 million in 2004 and $3.7 million in the fourth quarter of 2004.  Improved full year results were due primarily to a $6 million distribution rate increase that took effect January 1, 2005.

Yankee Gas earned $17.3 million in 2005 and $7.0 million in the fourth quarter of 2005, compared with earnings of $14.1 million in 2004 and $5.6 million in the fourth quarter of 2004.  Higher earnings were due primarily to a $14 million distribution rate increase that took effect January 1, 2005.

In 2005, regulated electric sales grew 2.6 percent, compared with 2004 levels, but were down 0.1 percent on a weather-adjusted basis.  Shivery said the company continues to watch sales levels closely and is concerned that higher electric and natural gas rates, driven by higher fuel costs, may restrain sales growth at NU’s distribution companies in 2006.

Competitive businesses

NU’s four competitive businesses, all of which are slated for divestiture, include retail marketing, wholesale marketing, energy services, and competitive generation.  To date, NU has sold two of its energy services businesses and portions of a third for $8.5 million and divested all of its New England wholesale contracts.  NU’s financial adviser in the divestiture of its competitive generation and retail marketing businesses, J. P. Morgan Securities, has issued offering documents to bidders on the retail business and expects to issue offering documents on the competitive generation business later this quarter.  NU expects to close on the retail marketing business by mid-year and the generation business by the end of 2006.

The vast majority of the losses in the competitive businesses—$278.9 million of $398.2 million—were due to marking to market and divesting the wholesale energy contracts of Select Energy, Inc., NUEI’s energy marketing subsidiary.  Exclusive of mark-to-market impacts, the wholesale marketing group lost $41.9 million after-tax in 2005 and $1.5 million in the fourth quarter of 2005, primarily as a result of heavier than expected loads that required NUEI to purchase additional energy supplies at higher than projected price levels.  Also exclusive of charges related to wholesale supply, the retail marketing business earned $6.3 million in 2005, compared with $4.9 million in 2004.  Exclusive of impairment charges and discontinued operations, the energy services business lost $4.0 million in 2005, compared with a loss of $1.4 million in 2004.

The following table reconciles 2005 and 2004 fourth quarter and year-end results.

		Fourth Quarter	Year End

2004	Reported EPS	$0.26	$0.91
	Investment write-downs in 2004	$0.04	$0.07
	Losses on natural gas contracts	$0.02	$0.38
	Adjusted EPS in 2004	$0.32	$1.36
	Higher regulated results in 2005	$0.07	$0.03
	Lower competitive results in 2005, excluding charges, retail transfer, natural gas contracts	($0.03)	($0.53)
	Investment write-downs in 2005	($0.03)	($0.03)
	Other	($0.01)	---
	Adjusted EPS in 2005	$0.32	$0.83
	Competitive energy restructuring and impairment charges in 2005	($0.07)	($0.13)
	Energy services businesses restructuring and impairment charges in 2005	---	($0.08)
	Wholesale contract market changes in 2005*	($0.29)	($2.12)
	Retail Marketing transfer price from Wholesale*	($0.02)	($0.22)
	Discontinued operations	($0.04)	($0.21)
2005	Reported EPS	($0.10)	($1.93)

Fourth-quarter and year-to-date financial results for NU’s regulated businesses and competitive business lines are noted below:

Three months ended:

(in millions)	December 31, 2005	December 31, 2004	Increase (Decrease)
CL&P Distribution	$18.8	$13.0	$5.8
PSNH Distribution/Generation	$9.9	$9.8	$0.1
WMECO Distribution	$2.5	$2.8	($0.3)
Yankee Gas	$7.0	$5.6	$1.4
Total—Distribution/ Regulated Generation	$38.2	$31.2	$7.0
CL&P Transmission	$8.2	$4.3	$3.9
PSNH Transmission	$2.1	$0.8	$1.3
WMECO Transmission	$0.6	$0.9	($0.3)
Total—Transmission	$10.9	$6.0	$4.9
Total—Regulated Businesses	$49.1	$37.2	$11.9
Wholesale competitive energy—excluding gains/charges	($1.5)	$1.5	($3.0)
Retail competitive energy—excluding gains/charges	$2.4	$1.9	$0.5
Wholesale contract market changes	($39.6)	---	($39.6)
Losses on natural gas contracts	---	($2.4)	$2.4
Restructuring and impairment charges related to Competitive Energy	($9.2)	---	($9.2)
Retail Marketing transfer price from Wholesale	($3.2)	---	($3.2)
Total—Competitive Energy	($51.1)	$1.0	($52.1)
Energy Services results and NUEI Parent	($1.6)	$0.1	($1.7)
Restructuring and impairment charges related to Energy Services, NUEI Parent	$0.4	---	$0.4
Discontinued operations	($1.8)	$4.0	($5.8)
Total—Services, NUEI Parent	($3.0)	$4.1	($7.1)
Total—Competitive Businesses	($54.1)	$5.1	($59.2)
Investment write-downs	($3.8)	($4.9)	$1.1
NU Parent and other	($4.8)	($4.3)	($0.5)
Reported Earnings	($13.6)	$33.1	($46.7)

Twelve months ended:

(in millions)	December 31, 2005	December 31, 2004	Increase (Decrease)
CL&P Distribution	$58.6	$62.7	($4.1)
PSNH Distribution/Generation	$33.9	$39.9	($6.0)
WMECO Distribution	$11.1	$9.4	$1.7
Yankee Gas	$17.3	$14.1	$3.2
Total—Distribution/ Regulated Generation	$120.9	$126.1	($5.2)
CL&P Transmission	$30.7	$19.8	$10.9
PSNH Transmission	$7.8	$6.7	$1.1
WMECO Transmission	$4.0	$3.0	$1.0
Total--Transmission	$42.5	$29.5	$13.0
Total—Utility Group	$163.4	$155.6	$7.8
Wholesale Competitive Energy—excluding gains/charges	($41.9)	$26.1	($68.0)
Retail Competitive Energy—excluding gains/charges	$6.3	$4.9	$1.4
Wholesale contract market changes*	($278.9)	---	($278.9)
Losses on natural gas contracts	---	($48.3)	$48.3
Restructuring and impairment charges related to Merchant Energy	($17.0)	---	($17.0)
Retail Marketing transfer price from Wholesale*	($29.1)	---	($29.1)
Total Competitive Energy	($360.6)	($17.3)	($343.3)
Energy Services results and NUEI Parent	($4.0)	($1.4)	($2.6)
Restructuring and impairment charges related to Energy Services, NUEI Parent	($10.3)	---	($10.3)
Discontinued operations	($23.3)	$3.6	($26.9)
Total—Services, NUEI Parent	($37.6)	$2.2	($39.8)
Total—Competitive Businesses	($398.2)	($15.1)	($383.1)
Investment write-downs	($4.3)	($8.8)	$4.5
NU Parent and other	($14.4)	($15.1)	$0.7
Reported Earnings	($253.5)	$116.6	($370.1)

* $59.9 million gain in the first quarter of 2005 that affected the retail transfer price is classified as a wholesale contract market change.

NU has approximately 153 million common shares outstanding.  It operates New England’s largest energy delivery system, serving approximately 2 million customers in Connecticut, New Hampshire and Massachusetts.

This news release includes statements concerning NU’s expectations, plans, objectives, future financial performance and other statements that are not historical facts.  These statements are “forward looking statements” within the meaning of the Private Litigation Reform Act of 1995.  In some cases the reader can identify these forward looking statements by words such as “estimate”, “expect”, “anticipate”, “intend”, “plan”, “believe”, “forecast”, “should”, “could”, and similar expressions.  Forward looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward looking statements.  Factors that may cause actual results to differ materially from those included in the forward looking statements include, but are not limited to, actions by state and federal regulatory bodies, competition and industry restructuring, changes in economic conditions, changes in weather patterns, changes in laws, regulations or regulatory policy, expiration or initiation of significant energy supply contracts, changes in levels of capital expenditures, developments in legal or public policy doctrines, technological developments, volatility in electric and natural gas commodity markets, effectiveness of our risk management policies and procedures, changes in accounting standards and financial reporting regulations, fluctuations in the value of electricity positions, the methods, timing, and results of the disposition of competitive businesses, actions of rating agencies, terrorist attacks on domestic energy facilities, and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in our reports to the Securities and Exchange Commission.  We undertake no obligation to update the information contained in any forward looking statements to reflect developments or circumstances occurring after the statement is made.

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Note:  NU will webcast an investor call Thursday, February 16, 2006, at 10 a.m. Eastern Standard Time.  The call can be accessed through NU’s website at www.nu.com.